EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 CONTACT:  Tammy Nystuen
                                                Select Comfort Corporation
                                                (763) 551-7496
                                                tamara.nystuen@selectcomfort.com


                      NOEL SCHENKER TO LEAVE SELECT COMFORT

MINNEAPOLIS - (Jan. 21, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced that Noel Schenker, senior vice president of marketing and new business development, has decided to leave the company in early March to establish an independent consulting practice in the areas of marketing, branding and business strategy.

     Schenker joined Select Comfort in November 2000 as part of the new senior management team recruited to execute a profitable turnaround for the company. She led a team of top marketing and advertising professionals to successfully reposition and renew Select Comfort's product line, introduce the highly successful Sleep Number(R) brand and launch the company's first prime-time television advertising campaign, now in its fourth year.

     "Noel has been a valued member of our management team, leading with passion and creativity, and building for Select Comfort a strong marketing culture and organization that will continue to focus on growth, advancement and innovation," said Bill McLaughlin, chairman and CEO. "We wish Noel the best in her new endeavors, and can understand her desire for the added time and flexibility that consulting will provide for her family and for other community commitments."

     Select Comfort is launching a search for Schenker's replacement, and she will continue to work with the company and key members of the marketing team to ensure a successful transition strategy.

ABOUT SELECT COMFORT
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 31 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories.


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Select Comfort's products are sold through its 370 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.


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(1) Top 25 Bedding Retailers, Furniture Today, May 24, 2004




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